Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES

RECORD YEAR FOR EARNINGS AND BREAKS

$600 MILLION IN ASSETS

January 23, 2014

Fort Lee, NJ  —  Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ), holding company for Bank of New Jersey, reported record annual net income as well as record levels for assets and deposits.  For the year ended December 31, 2013, net income reached $4.7 million, or $0.87 per diluted share, compared to $4.2 million, or $0.81 per diluted share, for the year ended December 31, 2012 representing an increase of approximately 11%.  For the quarter ended December 31, 2013, net income remained level at $1.2 million, or $0.22 per diluted share, as compared to the quarter ended December 31, 2012.  The net income generated during the 2013 fiscal year represents the highest net income ever achieved by the company during any fiscal year.  The net income generated during the fourth quarter represents the company’s twenty-eighth consecutive quarter of profitability.

For the year ended December 31, 2013, net interest income increased by 7.8%, reaching $18.7 million, compared to approximately $17.3 million for the year ended December 31, 2012.  For the quarter ended December 31, 2013, net interest income totaled $4.7 million, an increase of approximately $167 thousand, or approximately 3.6%, over approximately $4.6 million of net interest income earned during the fourth quarter of 2012.  The increase in net interest income for the year reflects management’s focus on loan growth during 2013.  The slower growth rate of net interest income during the fourth quarter represents the effect of certain loan payoffs related to construction loans and commercial mortgages.  Noninterest expense, net, increased for the year and the quarter ended December 31, 2013, primarily, due to increased costs and salaries associated with expansion of the branch network as well as other costs associated with the overall growth of the bank.

Bancorp of New Jersey’s total assets grew by approximately 7% to a record asset level of $610.8 million at December 31, 2013 compared to $571.4 million at December 31, 2012.  Total loans reached $472.5 million at December 31, 2013 compared to $435.7 million at December 31, 2012, an increase of $36.7 million, or 8.4%.  Total deposits increased to a record level $553.3 million at December 31, 2013 from $515.7 million at December 31, 2012, an increase of $37.6 million, or 7.3%.  Stockholders equity reached approximately $56.0 million at December 31, 2013 from $53.7 million at December 31, 2012, an increase of approximately $2.2 million, or 4.2%.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and its most recent opening, in Woodcliff Lake, all in Bergen County, NJ.  A tenth location in Englewood Cliffs, NJ, has received regulatory approvals from the FDIC and the NJDOBI and is expected to open in late 2014.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the economic conditions affecting the financial industry and our customers, particularly in our market area; volatility in interest rates and the shape of the yield curve; credit risks and risks associated with real estate, which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
INCOME STATEMENT	2013	2012	2013	2012
Net Interest Income	$4,735	$4,568	$18,698	$17,347
Provision for loan losses	125	313	810	1,198
Noninterest Expense, net	2,665	2,323	10,178	9,202
Pretax Income	1,945	1,933	7,709	6,947
Tax Expense	778	766	3,055	2,747
Net Income	$1,167	$1,167	$4,654	$4,200

Basic Earnings per Share	$0.22	$0.22	$0.88	$0.81
Diluted Earnings per Share	$0.22	$0.22	$0.87	$0.81

Weighted Average Shares — Basic	5,342	5,207	5,289	5,207
Weighted Average Shares — Diluted	5,415	5,223	5,368	5,215

SELECTED BALANCE SHEET DATA AT END OF PERIOD	12/31/2013	12/31/2012
Total Loans	$472,465	$435,729
Allowance for Loan Losses	5,775	5,072
Investment Securities	86,851	94,631
Total Assets	610,791	571,374
Total Deposits	553,320	515,735
Stockholders’ Equity	55,950	53,720